Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF SYNCHRONOSS TECHNOLOGIES, INC.
a Delaware corporation

(Pursuant to Section 242 of
The Delaware General Corporation Law)

Synchronoss Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Synchronoss Technologies, Inc. and that this corporation was originally incorporated pursuant to the DGCL on September 19, 2000 under the name Synchronoss Technologies, Inc.

SECOND: That a resolution was duly adopted on November 2, 2023, by the Board of Directors of the Corporation (the “Board”) setting forth an amendment to the restated certificate of incorporation of the Corporation (the “Certificate of Incorporation”), as previously filed with the Secretary of State of the State of Delaware, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment at the special meeting of stockholders held on December 4, 2023. The proposed amendment, which has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, is as follows:

The first paragraph of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is sixteen million six hundred sixty-six thousand six hundred sixty-seven (16,666,667), par value $0.0001 per share, and the number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), par value $0.0001 per share.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each nine (9) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Reverse Stock Split, a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Corporation shall issue to such holder such fractions of a share of Common Stock as are necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share.

The Certificate of Incorporation is hereby amended by adding new Article X as follows:

Article X

To the fullest extent permitted by applicable law, as the same exists or as may hereafter be amended from time to time, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, provided that this provision shall not eliminate or limit the liability (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) for any transaction from which the officer derives any improper personal benefit, or (iv) in any action by or in the right of the Corporation. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of the officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

Any amendment, repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of an officer of the Corporation existing at the time of, or increase the liability of any officer of the Corporation with respect to any acts or omissions of such officer occurring prior to, such amendment, repeal or modification. All references in this Article X to an officer shall mean such persons as defined in Section 102(b)(7) of the Delaware General Corporation Law.

THIRD: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

FOURTH: The foregoing amendment shall be effective on December 8, 2023 at 4:01p.m.

In Witness Whereof, Synchronoss Technologies, Inc., has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by a duly authorized officer of this corporation as of December 6, 2023.
Synchronoss Technologies, Inc.
By:
Name: Jeff Miller
Title: Chief Executive Officer